UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2005, Continental Airlines, Inc. ("Continental") and the City of Cleveland, Ohio (the "City") entered into an amendment (the "Amendment") to the Cleveland Hopkins International Airport Agreement and Lease dated May 15, 1987 between Continental and the City (the "Original Lease"), to be effective January 1, 2006 (which is the previously scheduled expiration date of the Original Lease). Under the Original Lease, Continental leases certain portions of Concourse C at the Cleveland Hopkins International Airport (the "Airport"), excluding other premises located in Concourse C and Concourse D, which Continental leases from the City under separate agreements.

The Amendment provides, among other things, that (i) the term of the Original Lease will be extended until December 31, 2015; and (ii) the aircraft gates leased under the Original Lease will be leased on a preferential, rather than an exclusive, basis (i.e., during any period of non-use by Continental, such gates may be used under specified conditions by other air carriers). Additionally, the Amendment provides that if the number of connecting passengers as a percentage of total passengers at the Airport falls below fifteen percent (15%) for any consecutive three-month period, then the City and Airline may begin discussions to renegotiate the terms of the Original Lease, as amended. If such discussions are begun, and mutually agreeable terms cannot be reached within one year, then the Original Lease, as amended, would terminate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

December 29, 2005	By /s/ Chris Kenny Chris Kenny Vice President & Controller